Exhibit 10.1

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM, AS AMENDED

Cash Compensation

Each non-employee director receives an annual fee of $55,000 in cash for serving on the Board of Directors. The Chairman of the Audit Committee of the Board of Directors receives an additional annual cash fee of $15,000. The Chairman of the Compensation Committee of the Board of Directors receives an additional annual cash fee of $10,000. The Chairman of the Nominating and Corporate Governance Committee of the Board of Directors receives an additional annual cash fee of $7,500. All fees are payable in cash in equal quarterly installments, payable in arrears.

New non-employee directors will receive an initial annual cash retainer of $55,000. All fees are payable in cash in equal quarterly installments, payable in arrears.

Equity Compensation

Initial Grants. Newly-elected non-employee directors will be granted an restricted stock unit (“RSU”) award with a grant value of $250,000 (the “Initial Grant”). The Initial Grant will vest 50% on each of the first and second anniversary from the date of grant. In the event of a change in control, any unvested portion of the RSU award underlying an Initial Grant will immediately vest. Upon completion of two years of service on the Board of Directors, new non-employee directors will be entitled to receive an Annual Grant (as defined below).

Annual Grants. On the date of each annual meeting of stockholders, each then current non-employee director may receive additional an annual RSU award (an “Annual Grant”), in an amount to be determined by the Compensation Committee of the Board of Directors. The Annual Grant will vest monthly over one year from the date of grant. In the event of a change in control, any unvested portion of the RSU award underlying an Annual Grant will immediately vest.